Exhibit 10.484

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into by and between VV ARIZONA, L.P., a Delaware limited partnership (“Seller”), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Purchaser”), to be effective as of the date on which the last of Seller or Purchaser executes this Agreement as indicated below (the “Effective Date”).

W I T N E S S E T H:

ARTICLE I
PURCHASE AND SALE

1.1                                 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth and for the consideration stated herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)                                  All that certain tract or parcel of land situated in Maricopa County, Arizona, more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements situated thereon (including, without limitation, a retail shopping center known as Mesa Fiesta containing approximately 194,892 square feet of net rentable area), together with all rights, tenements, hereditaments, casements, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any and all adjacent roads, highways and rights-of-way (collectively, the “Realty”);

(b)                                 All of Seller’s right, title and interest in and to all tenant leases now or hereafter covering any of the Realty (collectively, the “Leases”) and any security or other deposits actually held by Seller in connection therewith, all as set forth on the List of Leases (the “List of Leases”) attached hereto as Exhibit I;

(c)                                  All tangible and intangible personal property owned by Seller and situated upon and used in connection with the ownership, operation, use, enjoyment or occupancy of the Realty, including, without limitation, all existing surveys, blue prints, drawings, plans and specifications, assignable telephone numbers and listings, assignable permits, inventory and equipment, if any (collectively, the “Personalty”);

(d)                                 All of Seller’s right, title and interest in and to the name “Mesa Fiesta Shopping Center” (the “Name”) for the Realty;

(e)                                  All of Seller’s right, title and interest in and to all assignable warranties and guaranties issued in connection with any of the Realty and any of the Personalty (collectively, the “Warranties”); and

(f)                                    All of Seller’s right, title and interest in and to all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of any of the Realty and any of the Personalty (collectively, the “Operating Agreements”).

1.2                                 Property Defined. The property and interests described in Sections 1.1(a) through 1.1(f) above are hereinafter sometimes referred to collectively as the “Property.” The Property does not include (i) any of Seller’s insurance policies applicable to the Realty or Seller’s business or (ii) that certain Property Management Agreement, dated July 27, 1998, between Seller and Vestar Property Management Company, which shall be terminated effective as of the Closing Date, as defined in Section 4.1 below.

1.3                                 Permitted Exceptions.  The Property shall be conveyed subject to the following matters (collectively, the “Permitted Exceptions”):

(a)                                  real property taxes for the year of Closing (hereinafter defined) (if such taxes are not yet due and payable) and subsequent years;

(b)                                 the Leases; and

(c)                                  matters shown on the Title Commitment (as defined below), as approved or deemed approved by Purchaser.

1.4                                 Purchase Price.  Seller shall sell and Purchaser shall purchase the Property for a total purchase price of Thirty Six Million Eight Hundred Fifty Four Thousand Seven Hundred Thirty Six Thousand and No/100 Dollars ($36,854,736.00) (the “Purchase Price”).

1.5                                 Earnest Money.  Not later than two (2) Business Days after the Effective Date, Purchaser shall deliver to the Title Company the sum of Four Hundred Thousand and No/100 Dollars ($400,000.00) in immediately available funds as earnest money, to be deposited in an interest bearing account and held pursuant to an Earnest Money Escrow Agreement in the form attached hereto as Exhibit B (such sum, together the Additional Earnest Money, as defined in Section 3.3 below, with all interest earned thereon, is referred to herein as the “Earnest Money”). The Earnest Money shall be applied against the Purchase Price at Closing.  In the event that Purchaser fails to deliver the Earnest Money to the Title Company in the manner and within the time provided herein, this Agreement shall automatically terminate, and neither party shall have any further obligation hereunder.

1.6                                 Payment of Purchase Price.  The Purchase Price shall be paid by Purchaser to Seller in immediately available funds at Closing.

1.7                                 Independent Contract Consideration.  Simultaneously with the execution of this Agreement, Purchaser shall deliver to Seller a check in the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.  The Independent Contract Consideration is in

addition to and independent of any other consideration or payment provided for in this Agreement, and is nonrefundable in all events.

ARTICLE II
TITLE AND SURVEY

2.1                                 Commitment for Title Insurance. Seller has delivered to Purchaser, a Commitment for Title Insurance (the “Title Commitment”), issued by Lawyers Title Insurance Corporation, through its national accounts office in Richmond, Virginia (the “Title Company”), covering the Realty, showing all matters affecting title to the Realty and binding the Title Company to issue an Owner Policy of Title Insurance (such policy in the amount of the Purchase Price with extended coverage and the Special Endorsements described below is referred to herein as the “Owner’s Title Policy”). Promptly after the Effective Date, Seller shall request that the Title Company modify the Title Commitment to add Purchaser as the proposed insured, specify that coverage will be equal to the Purchase Price and commit to issue the following endorsements (the “Special Endorsements”): 3.1 zoning (long form) with parking and loading docks, owner’s comprehensive, survey, access, P.I.N., subdivision, utility facility, contiguity, environmental lien, removal of creditor’s rights exception, and removal of the arbitration clause. If the Title Company does not, within seven (7) days after the Effective Date, (i) modify the Title Commitment as required above and (ii) commit in writing to issue one or more of the Special Endorsements (subject only to satisfaction of customary underwriting requirements), Purchaser shall either (i) agree that the Special Endorsement in question need not be issued such that the requirement is waived or (ii) terminate this Agreement and receive a refund of the Earnest Money. Such election shall be made prior to the Due Diligence Deadline, as defined in Section 3.3 below. To the extent not previously delivered, the Title Company shall deliver copies of instruments listed as exceptions to title, the same being as legible as the record permits. If the Title Commitment shall reveal any exception that is objectionable to Purchaser, Purchaser may deliver written notice to Seller objecting to such exception not later than the Due Diligence Deadline. Purchaser’s failure to deliver written notice of objection prior to the Due Diligence Deadline shall be deemed approval by Purchaser of all matters shown on the Title Commitment. Within two (2) Business Days after receipt of Purchaser’s notice of objection, Seller shall indicate in writing whether Seller agrees to cure such objection, with Seller’s failure to respond being deemed an election not to cure. Seller shall be under no obligation to cure any title exception, but if Seller shall fail to cure or commit in writing to cure any of Purchaser’s objections within such two (2) Business Day period, Purchaser may either (i) waive such objection, or (ii) terminate this Agreement. Purchaser’s failure to waive all unsatisfied objections prior to the date scheduled for Closing shall constitute an election to terminate. Purchaser shall receive a refund of the Earnest Money upon such termination or deemed termination.

2.2                                 Survey. Seller has delivered to Purchaser a copy of the latest survey of the Property prepared by a licensed surveyor (the “Surveyor”). Seller shall cause the Surveyor to prepare an updated survey of the Realty certified as of a date no more than thirty (30) days prior to delivery thereof (the “Survey”).  The Survey shall meet the requirements of, and be certified in accordance with, the current requirements for an urban survey jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping with all Table A options, excluding Items 5 (contours) and Item 7(b)(3). Two (2) copies of the Survey shall be delivered to each of Seller, Purchaser and the Title Company not later than ten (10) days after the Effective Date.

2.3                                 Owner’s Title Policy. At Closing, the Title Company shall furnish to Purchaser the Owner’s Title Policy with the Special Endorsements, insuring title to the Realty, in the amount of the Purchase Price, subject only to the Permitted Exceptions, except:

(a)                                  The exception relating to discrepancies, conflicts or shortages in area or boundary lines, or any encroachment or any overlapping of improvements which a survey might show shall be modified to delete such exception, except as to shortages in area, and substitute matters shown on the Survey in lieu thereof;

(b)                                 The exception relating to ad valorem taxes shall be limited to taxes owing for the current and subsequent years; and

(c)                                  There shall be no exception for (i) “parties in possession” other than parties claiming under Leases or (ii) yet to be filed materialmen’s or mechanics’ liens.

ARTICLE III
SUBMISSION ITEMS/INSPECTION RIGHTS

3.1                                 Delivery of Materials. No later than three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser in the case of (g), the following items (to the extent in Seller’s possession):

(a)                                  Copies of all Warranties and Operating Agreements, excluding the Management Agreement;

(b)                                 Copies of the real estate and tangible personalty ad valorem tax statements for the preceding calendar year on the Realty and the Personal Property;

(c)                                  Copies of all operating statements for the Realty for the calendar year 2003 with copies of any interim statements that have been prepared for calendar year 2004;

(d)                                 An inventory of the tangible Personalty, if available;

(e)                                  Copies of all plans and specifications of all improvements constituting a part of the Realty;

(f)                                    Certificate(s) of Occupancy for the Realty and any amendments thereto;

(g)                                 Copies of the Leases;

(h)                                 A copy of any existing environmental assessment report for the Realty;

(i)                                     Evidence of the hazard insurance coverages in effect with respect to the Realty; and

(j)                                     Copies of any governmental licenses and permits, special use, and zoning variances related to the Property.

The items listed in (a) through (j) above are herein called the “Submission Items.”

SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING SUBMISSION ITEMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT ANY RELIANCE BY PURCHASER ON OR USE OF SUBMISSION ITEMS SHALL BE AT THE SOLE RISK OF PURCHASER.

3.2                                 Right of Inspection. Purchaser shall have the right from the date of execution of this Agreement until the Due Diligence Deadline, as defined in Section 3.3 below (and thereafter until the Closing, if this Agreement is not terminated by Purchaser pursuant to Section 3.3 below), to make physical inspections of the Property, to interview Tenants, and to examine all books and records maintained by Seller relating to the Property (excluding information relating solely to Seller’s partnership affairs [the “Proprietary Information”]) at such place or places as such books and records may be located. Prior to entry on the Property, Purchaser shall provide evidence of liability insurance with minimum limits of Two Million Dollars ($2,000,000.00) and otherwise reasonably satisfactory to Seller.  In exercising the privileges granted pursuant to this Section, Purchaser shall avoid interfering with the use and enjoyment of the Property by any Tenant, and Purchaser shall substantially restore the Property to the condition existing prior to such activities on the Property.  No physically invasive testing may be undertaken without the prior written consent of Seller. Purchaser agrees to indemnify, defend and hold Seller harmless from and against claims of third parties for any loss, liability, cost, damage or expense (including, without limitation, attorneys’ fees, accountants’ fees, court costs and interest) resulting from such inspection and examination.  All inspections and Tenant interviews shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to unreasonably interfere with use of the Property by Seller or the Tenants. Seller shall have the right to have a representative present at any such inspections or Tenant interviews. Purchaser’s indemnification obligation shall survive Closing or termination of this Agreement, as applicable.

3.3                                 Due Diligence Period. Purchaser shall have the right to terminate this Agreement for any reason or no reason by delivering written notice of termination to Seller and the Title Company (the “Termination Notice”) no later than 5:00 p.m. (EST) on December 20, 2004 (the “Due Diligence Deadline”).  If Purchaser affirmatively elects to proceed with Closing by delivering written notice of acceptance to Seller on or before the Due Diligence Deadline or Purchaser fails to deliver a Termination Notice prior to the Due Diligence Deadline, (i) this Agreement shall remain in full force and effect, (ii) Purchaser shall be deemed to have elected to close and (ii) Purchaser shall, on or before the Due Diligence Deadline, deliver to Escrow Agent the sum of Eight Hundred Thousand and No/100 Dollars ($800,000.00) (the “Additional Earnest Money”) to be treated as Earnest Money for all purposes and applied against the Purchase Price at Closing.  If Purchaser timely delivers a Termination Notice, the Earnest Money shall be refunded to Purchaser and the parties shall be released from liability hereunder, except for any liability that expressly survives termination.

ARTICLE IV
CLOSING

4.1                                 Time and Place. The closing of the transaction contemplated hereby (“Closing”) shall take place via escrow with the Title Company at 10:00 a.m., Chicago, Illinois time, on or before December 23, 2004 (the “Closing Date”), and/or at such other location and at such time as may be agreed upon in writing by Seller and Purchaser.  Time is of the essence with respect to the Closing.

4.2                                 Seller’s Obligations at Closing. At Closing, Seller shall:

(a)                                  deliver to Purchaser a Special Warranty Deed (the “Deed”), executed and acknowledged by Seller in the form attached hereto as Exhibit C (with such reasonable changes thereto as may be required by the Title Company to comply with the laws of the State of Arizona), conveying the Realty to Purchaser free and clear of all encumbrances except the Permitted Exceptions;

(b)                                 join with Purchaser in the execution and acknowledgment of a Bill of Sale and Assignment (the “Bill of Sale”) in the form attached hereto as Exhibit D, conveying the Personalty, the Name, the Warranties, and the Operating Agreements (excluding the Management Agreement) to Purchaser free and clear of all encumbrances except the Permitted Exceptions;

(c)                                  join with Purchaser in the execution and acknowledgment of an Assignment and Assumption of Tenant Leases (the “Lease Assignment”) in the form attached hereto as Exhibit E, conveying to Purchaser the Leases and all security and other deposits held by Seller with respect to the Leases free and clear of all encumbrances except the Permitted Exceptions;

(d)                                 join with Purchaser in the execution of a Closing Statement (the “Closing Statement”);

(e)                                  execute and deliver to Purchaser a FIRPTA Affidavit in the form attached hereto as Exhibit F;

(f)                                    deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;

(g)                                 join with purchaser in the execution of a letter to each Tenant under the Leases (collectively, the “Tenant Letters”) in the form attached hereto as Exhibit G, the Tenant Letters to be prepared by Seller and delivered to the Tenants promptly after Closing by Purchaser;

(h)                                 deliver to Purchaser such evidence as Purchaser and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i)                                     request the Title Company to issue the Owner’s Title Policy to Purchaser, upon payment of the premium therefor;

(j)                                     deliver to Purchaser all keys and combinations to locks on the Property in Seller’s possession;

(k)                                  deliver to Purchaser all original Leases and assumed Operating Agreements in Seller’s possession or control;

(l)                                     deliver to Purchaser all books, records, advertising materials, and correspondence in the possession of Seller pertaining to the Property and all documents in the possession of Seller pertaining to Tenants, including, but not by way of limitation, all applications, correspondence and credit reports relating to each such Tenant;

(m)                               deliver to Purchaser all permits issued by the appropriate governmental authorities and utility companies when the improvements on the Realty were completed, to the extent available;

(n)                                 deliver to the Title Company an affidavit duly executed by Seller stating that there are no unpaid bills or claims (except for bills or expenses to be prorated pursuant to this Agreement at Closing) for labor performed or materials furnished in connection with the Property;

(o)                                 deliver to Purchaser a certificate duly executed by Seller to the effect that, to Seller’s actual knowledge, all of the representations and warranties set forth in Section 5.1 hereof are true and correct in all material respects as of the Closing Date, except due to a Changed Circumstance which has been disclosed in writing to Purchaser pursuant to Section 4.7 below;

(p)                                 deliver to Purchaser estoppel certificates (the “Tenant Estoppel Certificates”) signed by not less than seven (7) of the eight (8) Tenants leasing space in the Property, in the form attached hereto as Exhibit H or in the form customarily issued by the Tenant in question; provided that (i) the foregoing shall merely be a condition to Closing and Seller shall not be deemed to be in default under this Agreement if Seller is unable to deliver such Tenant Estoppel Certificates from the requisite Tenants as long as Seller uses commercially reasonable efforts to obtain the same, (ii) Seller may extend the Closing Date for up to fifteen (15) days in order to pursue the obtaining of such Tenant Estoppel Certificates, notwithstanding Section 4.1 above, and (iii) if Seller obtains Tenant Estoppel Certificates from seven (7) Tenants but the eighth Tenant has not delivered a Tenant Estoppel Certificate as of the Closing Date (including the 15-day extension provided above if Seller shall so elect), Seller shall deliver a Landlord’s Certificate (the “Landlord’s Certificate”) as to the tenant and the lease for which an estoppel has not been received. The Landlord’s Certificate shall verify, to Seller’s actual knowledge, the information set forth in the form Tenant Estoppel Certificate, as to the missing estoppel. Any exception in the Landlord’s Certificate shall be subject to the provisions of Section 4.7 below.

(q)                                 deliver to the appropriate party an affidavit of Property value duly executed by Seller for the purpose of recording the Deed.

4.3                                 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a)                                  pay to Seller the Purchase Price in immediately available funds;

(b)                                 join with Seller in execution of the Bill of Sale, the Lease Assignment, the Closing Statement and the Tenant Letters described in Sections 4.2(b), 4.2(c), 4.2(d), and 4.2(g) hereof, respectively; and

(c)                                  deliver to Seller such evidence as Seller and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

4.4                                 Prorations.

(a)                                  The following shall be apportioned as of the Closing Date with respect to the Property:

(i)                                     rents collected under the Leases for the month of Closing and each Tenant’s portion of operating expenses;

(ii)                                  percentage rent payable under the Leases (with any percentage rent received by Purchaser after Closing being allocated and prorated across the entire calendar year in which percentage rent accrued as opposed to only the months in which percentage rent is actually payable or collected);

(iii)                               real property and tangible personal property ad valorem taxes with respect to the Realty and the Personalty for the current year, with any apportionment of such taxes for a tax year as to which either the tax rate or the assessed valuation, or both, have not yet been fixed to be made upon the basis of the tax rate and/or assessed valuation last fixed; provided that Seller and Purchaser agree that, to the extent the actual taxes for the current year differ from the amount so apportioned at Closing, Seller and Purchaser will make all necessary adjustments by appropriate payments between themselves following Closing;

(iv)                              current expenses under the Operating Agreements that will remain in effect after Closing; and

(v)                                 gas, electricity, water, trash disposal and other utility charges with respect to the Realty.

(b)                                 In making such apportionments, Purchaser shall be entitled to rents and other income earned and due from the Property with respect to the Closing Date, and Purchaser shall be responsible for real property taxes and other expenses accrued or incurred with respect to the Closing Date.  All such apportionments shall be subject to post-Closing adjustments as necessary to reflect later relevant information not available at Closing (including the amount of percentage rents due after Closing) and to correct any errors made at Closing with respect to such apportionments and the party receiving more than it was entitled to hereunder shall reimburse the other party hereto in the amount of such overpayment within thirty (30) days after receiving written demand therefor. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustments if no such adjustments have been requested after a period of thirty (30) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments; provided that any prorated percentage rent due to Seller shall be paid to Seller upon receipt without request or demand.  All other matters with respect to apportionments shall be governed by the Closing Statement. The provisions of this Section 4.4(b) shall survive the Closing.

(c)                                  At Closing, Seller shall credit to the account of Purchaser against the Purchase Price allocable to the Realty any security deposits or prepaid rent, the continuing obligations for which are actually and explicitly transferred to Purchaser at Closing pursuant to any Leases executed by Seller or Seller’s predecessors in interest, as lessor, which will continue in effect after Closing, and Seller shall retain all security deposits and prepaid rent.

(d)                                 After Closing, Purchaser shall use commercially efforts to collect any delinquent rents or other payments due as of the Closing Date, and shall pay such amounts to Seller within ten (10) Business Days after collection.  Any rents and other payments collected after Closing shall be applied first to current charges and then to delinquencies. If delinquencies remain unpaid within ninety (90) days after the Closing Date, Seller shall be entitled to pursue its own collection efforts, but Seller shall not have any right to file any action to evict any Tenant that is delinquent.

4.5                                 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with the transaction contemplated hereby, (b) the premium for the Owner’s Title Policy standard coverage (excluding extended coverage and any endorsements desired by Purchaser), and (c) one-half (1/2) of any escrow fees charged by the Title Company. Purchaser shall pay (a) the fees of any counsel representing Purchaser in connection with the transaction contemplated hereby, (b) the premium for the Owner’s Title Policy extended coverage and any endorsements obtained by Purchaser, (c) the cost of the Survey, (d) the cost of any tests, inspections or environmental site assessments conducted or obtained by Purchaser, (e) transfer taxes, documentary stamps and similar charges (if any, Seller having been advised that Arizona does not impose such taxes, stamps or charges), (f) recording fees due in connection with the recording of the Deed and other conveyance documents; and (g) one-half (1/2) of any escrow fees charged by the Title Company. Purchaser shall also reimburse Seller for the cost of the Phase I environmental site assessment obtained by Seller from URS Corporation (or one of its affiliates); provided that issuer of such assessment delivers a reliance letter to Purchaser.  All other costs and expenses incident to the transaction contemplated hereby and the closing thereof shall be paid by the party incurring the same.

4.6                                 Closing Constitutes Waiver.  Notwithstanding Article V and without limiting Section 9.1 below, if any of the representations or warranties of Seller contained in this Agreement or in any certificate delivered in connection herewith are materially false or inaccurate, or Seller is in breach or default of any of its obligations under this Agreement, but Purchaser nonetheless closes the transaction hereunder and purchases the Property, then (i) Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event and to the extent that on or prior to the Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, and (ii) to the extent the Submission Items furnished to Purchaser contain provisions or information that are inconsistent with the foregoing representations and warranties (unless Seller had knowledge of such inconsistency and willfully failed to disclose the same to Purchaser), such representations and warranties shall be deemed to be modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Submission Items.

4.7                                 Changed Circumstance.  If Seller obtains actual knowledge of any changed circumstance that causes any representation or warranty of Seller to no longer be true in any material respect (the “Material Changed Circumstance”), Seller shall promptly send written notice thereof to Purchaser describing the Material Changed Circumstance and the manner in which it has made any of Seller’s representations or warranties herein untrue. As used herein, a change in Seller’s representation and warranty shall be deemed “material” if (i) the market value of the Property is decreased by more than $100,000 as a result of such Material Changed Circumstance, or (ii) it is a Lease Status Representation (as defined in Section 5.1(c) below.  If Purchaser does not approve the Material Changed Circumstance in writing on or before the Closing Date, Seller shall not be in default and Seller shall have the right, but not the obligation, to attempt to remedy the Material Changed Circumstance.  In the Seller fails or refuses to remedy the Material Changed Circumstance to the reasonable satisfaction of Purchaser on or before the Closing Date, Seller shall have the right to extend the Closing Date for up to thirty (30) days to attempt to remedy the same.  If Seller has not remedied the Material Adverse Change on or before the Closing Date (including the extension provided above), Purchaser shall, as its sole and exclusive remedy,  either (i) waive and approve the Material Changed Circumstance, in which event the applicable representation or warranty shall be deemed modified, or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights or obligations hereunder one to the other except with respect to these obligations which expressly survive the termination of this Agreement.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                                 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, which representations and warranties shall survive Closing for a period of one hundred eighty (180) days, but no longer:

(a)                                  Seller is a limited partnership, duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)                                 Seller has complete capacity, power and authority to enter into this Agreement and all other agreements to be executed and delivered by Seller pursuant to the terms and provisions hereof, to perform its obligations hereunder and thereunder, and to consummate the transaction contemplated hereby.

(c)                                  (i) All Leases are shown on the list attached hereto as Exhibit I, the Leases are all in full force and effect and the tenants thereunder are in occupancy, open for business and paying full rent thereunder; (ii) to Seller’s actual knowledge, no Leases are in default for failure to pay rent and other sums when due, and there exists no material non-monetary default under the Leases; (iii) to Seller’s actual knowledge, Seller has not failed to perform its material obligations under the Leases (the representations in the foregoing subsections (i), (ii) and (iii) being referred to herein as “Lease Status Representations”) ; (iv) there are no oral agreements with any Tenants, the breach of which would have a material adverse effect on the rental income from the Realty; (v) all leasing commissions due for current terms of Leases now in effect will be paid at or prior to Closing; (vi) Seller has received no written notice of any condemnation proceedings instituted against the Realty and has no notice of any threatened condemnation proceedings with respect to the Property; (vii) to Seller’s actual knowledge, Seller has received no written notice that the Property is subject to any remedial obligations under any applicable laws; (viii) to Seller’s actual knowledge, there are no material actions or claims affecting Seller or the Property being currently prosecuted; (ix) Seller has no actual knowledge of any threatened actions or claims affecting Seller or the Property; and (x) Seller has received no written notice that the Realty fails to comply with any applicable governmental regulations.  As used herein, any reference to “knowledge” with respect to Seller shall mean the current, actual (as opposed to the constructive, deemed or imputed) knowledge of Kathleen Burgi-Sandell (as Seller’s primary asset manager), without any duty of investigation or inquiry.  Notwithstanding the foregoing, there shall be no personal liability on the part of Kathleen Burgi-Sandell hereunder.

5.2                                 Covenants of Seller.  Seller hereby covenants with Purchaser that, until the Closing, Seller will:

(a)                                  perform all of Seller’s material obligations under the Leases;

(b)                                 advise Purchaser immediately if Seller acquires actual knowledge of any litigation or administrative proceedings instigated or threatened against the Property;

(c)                                  (i) maintain the casualty loss insurance now in effect for the Realty and tangible Personalty; (ii) not enter into any new Leases nor modify any of the Leases without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; (iii) not enter into any service, employment or management contract pertaining to or encumbering the Property unless the same is cancelable at or prior to Closing without penalty or premium, without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; (iv) continue to operate the Property in substantially the same manner it is being operated on the date of execution of this Agreement; (v) not voluntarily create any new lien on the Property that will not be discharged at Closing out of the Purchase Price; and (vi) not voluntarily create any non-lien encumbrance or modify, extend, renew or change an existing non-lien encumbrance on title to the Realty (except new Leases permitted hereby) without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and

(d)                                 pay all tenant improvement and other expenses agreed to be paid by Landlord under the Leases and pay all real estate commissions agreed to be paid by Seller in respect of the current term of said Leases, but this agreement shall not extend to (i) expenses or commissions relating to Lease expansions or renewals occurring after the Effective Date, or (ii) any commissions, allowances or concessions payable with respect to any Leases that are signed by Seller after the Effective Date with Purchaser’s approval, the foregoing expenses in items (i) and (ii) being Purchaser’s costs if Closing occurs.

5.3                                 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller, which representations and warranties shall be deemed to be restated at Closing and shall survive Closing:

(a)                                  Purchaser is a corporation, duly organized and validly existing in good standing under the laws of the State of Illinois.

(b)                                 Purchaser has complete capacity, power and authority to enter into this Agreement and all other agreements to be executed and delivered by Purchaser pursuant to the terms and provisions hereof, to perform its obligations hereunder and thereunder, and to consummate the transaction contemplated hereby.

(c)                                  Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property, and Purchaser will not assign its interest hereunder to any person or entity which does not expressly make this representation and warranty for the benefit of Seller.

(d)                                 (i) Neither Purchaser nor any person or entity which controls Purchaser is currently identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as an Embargoed Person; (ii) Purchaser is not in violation of any applicable law relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”); and (iii) Purchaser shall not (A) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits Seller from conducting business with Purchaser or (B) fail to provide documentary and other evidence of Purchaser’s identity as may be requested by Seller at any time to enable Seller to verify Purchaser’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act.

ARTICLE VI
DEFAULT

6.1                                 Default by Purchaser.  In the event that Purchaser fails to consummate this Agreement for any reason, except Seller’s default, Seller shall be entitled to terminate this Agreement and receive the Earnest Money as liquidated damages.

6.2                                 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason, except Purchaser’s default, Purchaser shall be entitled, as its sole and exclusive remedies, either (a) to enforce specific performance of this Agreement, or (b) to terminate this Agreement and receive a refund of the Earnest Money, it being the intention of Seller and Purchaser that specific performance should be awarded, if such performance is possible, even though monetary damages or another remedy is otherwise available at law.  Under no circumstance will Seller be liable for consequential or other damages.  Notwithstanding the foregoing, if specific performance is not available because of an intentional default by Seller in contravention of this Agreement, Purchaser may recover the out of pocket costs incurred by Purchaser in connection with this Agreement up to a maximum of Twenty Thousand Dollars ($20,000.00).

6.3                                 Limitation of Liability.  Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document or certificate executed or delivered in connection herewith) shall not exceed One Million and No/100 Dollars ($1,000,000.00), absent fraud by Seller.  The provisions of this Section 6.3 shall survive the Closing.

6.4                                 No Limitation of Indemnification Obligations.  Sections 6.1, 6.2 and 6.3 shall not limit the liability of any party for, or the ability of any party to fully enforce, any indemnification provision of this Agreement.

ARTICLE VII
RISK OF LOSS

7.1                                 In the event of any damage or destruction to any portion of the Property prior to the Closing Date, the estimated cost of repair of which, as determined by a third party contractor selected by Seller and approved by Purchaser, is in excess of Five Hundred Thousand Dollars ($500,000.00), or any tenant under a Lease has a right to terminate its Lease by virtue of such damage or destruction unless such termination right is waived in writing by such tenant, Purchaser may cither terminate this Agreement and receive a refund of the Earnest Money, or Purchaser may elect to consummate the transaction contemplated hereby, in which event Seller’s right to all insurance proceeds resulting from such damage or destruction shall be assigned in writing by Seller to Purchaser (less any amounts previously expended by Seller to restore the Property and less any rent loss or business interruption insurance proceeds attributable to the period prior to Closing), Seller shall credit Purchaser the amount of its insurance deductible at Closing and Seller shall have no further obligation to Purchaser with regard to such damage or destruction. In the event of any damage or destruction to the Property prior to the Closing Date, the estimated cost of repair of which, as determined by a third party contractor selected by Seller and approved by Purchaser, is Five Hundred Thousand Dollars ($500,000.00) or less and no tenant under a Lease has a right to terminate its Lease by virtue of such damage or destruction (unless such termination right is waived in writing by such tenant), Purchaser shall have no right to terminate this Agreement as a result thereof, and all of Seller’s right to all insurance proceeds resulting from such damage or destruction shall be assigned in writing by Seller to Purchaser (less any amounts previously expended by Seller to restore the Property and less any rent loss or business interruption insurance proceeds attributable to the period prior to Closing), Seller shall credit Purchaser the amount of its insurance deductible at Closing and Seller shall have no further obligation to Purchaser with regard to such damage or destruction.

7.2                                 In the event of a taking by condemnation or similar proceedings or actions of all or any material portion of the Property, prior to the Closing Date, Purchaser shall have the option to terminate this Agreement upon written notice to Seller prior to Closing. If Purchaser does not exercise its option under the immediately preceding sentence of this Section to terminate this Agreement, then the Agreement shall remain in full force and effect and Seller shall assign or pay to Purchaser, at Closing, Seller’s entire interest in and to any and all condemnation awards or proceeds from any such proceedings or actions in lieu thereof (less any reasonable costs incurred to obtain to awards). Any termination under this Section 7.2 shall constitute a termination of all of Purchaser’s rights to acquire the Property.

7.3                                 The parties shall have the rights and duties set forth in this Article VII rather than as prescribed by the Uniform Vendor and Purchaser Risk Act.

ARTICLE VIII
COMMISSIONS

8.1                                 Each party represents to the other that there has been no broker, finder, real estate agent or similar agent engaged in connection with the sale of the Property from Seller to Purchaser as contemplated hereby, except for CB Richard Ellis Real Estate Services, Inc., which has served exclusively as Seller’s broker (“Seller’s Broker”). Seller shall pay any commission due to Seller’s Broker pursuant to a separate agreement; provided that Seller’s obligation to pay, and the right of Seller’s Broker to receive, any such commission is expressly conditioned upon consummation of the Closing and Seller’s receipt of the Purchase Price hereunder. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker, finder or agent by, through or on account of any acts of the indemnifying party or its agents, employees or representatives, the indemnifying party will hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including, without limitation, attorneys’ fees, accountants’ fees, court costs and interest) in connection therewith. The provisions of this Section 8.1 shall survive the Closing.

ARTICLE IX
MISCELLANEOUS

9.1                                 Disclaimers.  PURCHASER AKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SPECIFIED IN SECTION 5.1 OF THIS AGREEMENT OR ANY INSTRUMENT TO BE DELIVERED AT CLOSING, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (a) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; (b) THE EXISTENCE, NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, RIGHT TO POSSESSION OR USE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER MATTER AFFECTING TITLE TO THE PROPERTY; OR (c) WHETHER THE USE OR OPERATION OF THE PROPERTY COMPLIES WITH ANY AND ALL LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER REGULATORY BODY. PURCHASER AGREES TO ACCEPT THE PROPERTY, AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE BY SELLER, ON AN “AS IS, WHERE IS, AND WITH ALL FAULTS” BASIS. PURCHASER EXPRESSLY ACKNOWLEDGES THAT EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED IN SECTION 5.1 OF THIS AGREEMENT, IF ANY, AND EXCEPT FOR ANY WARRANTY OF TITLE CONTAINED IN THE DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION ITEMS) PROVIDED BY OR ON BEHALF

OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SPECIFIED IN ANY WRITTEN INSTRUMENT DELIVERED BY SELLER TO PURCHASER, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW REGARDING OR WITH RESPECT TO ANY SUCH INFORMATION (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION ITEMS) PROVIDED OR TO BE PROVIDED BY SELLER REGARDING THE PROPERTY.

FURTHER, AND WITHOUT IN ANY WAY LIMITING ANY OTHER PROVISION OF THIS AGREEMENT, SELLER HAS NOT MADE AND MAKES NO REPRESENTATION OR WARRANTY, AND HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PRESENCE OR DISPOSAL ON OR BENEATH THE PROPERTY (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS SUBSTANCES OR MATERIALS WHICH ARE CATEGORIZED AS HAZARDOUS OR TOXIC UNDER ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, ORDINANCE, RULE OR REGULATION PERTAINING TO ENVIRONMENTAL OR SUBSTANCE REGULATION, CONTAMINATION, CLEANUP OR DISCLOSURE (INCLUDING, WITHOUT LIMITATION, ASBESTOS) AND SHALL HAVE NO LIABILITY TO PURCHASER THEREFOR. WITHOUT LIMITATION OF THE PRECEDING SENTENCE, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ACCURACY OF ANY ENVIRONMENTAL REPORTS WHICH MAY BE INCLUDED WITHIN THE SUBMISSION ITEMS. BY ACCEPTANCE OF THIS AGREEMENT AND THE DEED TO BE DELIVERED BY SELLER AT CLOSING, PURCHASER ACKNOWLEDGES THAT PURCHASER’S OPPORTUNITY FOR INSPECTION AND INVESTIGATION OF THE PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO) WILL BE ADEQUATE TO ENABLE PURCHASER TO MAKE PURCHASER’S OWN DETERMINATION WITH RESPECT TO THE PRESENCE OR DISPOSAL ON OR BENEATH THE PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO) OF SUCH HAZARDOUS SUBSTANCES OR MATERIALS, AND PURCHASER ACCEPTS THE RISK OF THE PRESENCE OR DISPOSAL OF ANY SUCH SUBSTANCES OR MATERIALS.

PURCHASER, AND ANYONE CLAIMING, BY, THROUGH OR UNDER PURCHASER, HEREBY FULLY RELEASES, DISCHARGES, AND HOLDS HARMLESS SELLER, ITS EMPLOYEES, OFFICERS, DIRECTORS, PARTNERS, REPRESENTATIVES AND AGENTS, AND THEIR RESPECTIVE PERSONAL REPRESENTATIVES, HEIRS, SUCCESSORS AND ASSIGNS FROM ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS AFFECTING THE PROPERTY; PROVIDED THAT THIS SHALL NOT RELEASE SELLER FROM CLAIMS ARISING, IF ANY, AS A RESULT OF ANY WRITTEN REPRESENTATION OR WARRANTY OF SELLER BEING FALSE WHEN MADE.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS RELEASE

SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO UNKNOWN AND SUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.  THIS COVENANT RELEASING SELLER SHALL BE BINDING UPON PURCHASER, ITS PERSONAL REPRESENTATIVES, HEIRS, SUCCESORS AND ASSIGNS.

THE PROVISIONS OF THIS SECTION 10.1 (INCLUDING, WITHOUT LIMITATION, THE WAIVER AND RELEASE OF CLAIMS CONTAINED HEREIN) SHALL SURVIVE THE CLOSING.

9.2                                 Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which approval may be granted or withheld in Seller’s sole discretion, provided that Purchaser’s assignee assumes all of the obligations of Purchaser under this Agreement.  Notwithstanding the foregoing, Purchaser may, without Seller’s consent, assign its rights under this Agreement to any entity that is wholly owned or controlled by Purchaser, any of its principals or Inland Western Retail Real Estate Trust, Inc. In the event of an assignment, the assignee shall assume all obligations of this Agreement, but Purchaser shall not be released from primary liability for payment and performance under the Agreement.

9.3                                 Notices.  Any notice pursuant hereto shall be given in writing by (a) personal delivery, or (b) overnight courier (such as Federal Express), or (c) prepaid telegram, telex or facsimile transmission (provided that such telegram, telex or facsimile transmission is confirmed by overnight courier in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or facsimile transmission, upon delivery. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant hereto shall be as follows:

(a)                                  If to Seller:

VV Arizona, L.P.

c/o INVESCO Real Estate Germany, L.P.

1166 Avenue of the Americas

26th Floor

New York, MY 10036-2727

Phone No.: (212) 278-9000

Facsimile No.: (212) 278-9418

Attention: Christian Goebel, Director

With a copy to:

J. Greer Cummings, Jr.

Boult Cummings Conners & Berry PLC

414 Union Street, Suite 1600

Post Office Box 198062

Nashville, Tennessee 37219

Telephone:    (615) 252-2316

Facsimile:     (615) 252-6316

(b)                                 If to Purchaser:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: G. Joseph Cosenza

Phone No.: (630) 218-8000

Facsimile No.: (630) 218-4935

With a copy to:

Dennis K. Holland, Esq.

The Inland Real Estate Group, Inc.

2900 Butterfield Road

Oak Brook, Illinois 60523

Telephone:     (630) 218-8000

Facsimile:      (630) 218-4900

9.4                                 Modification.  This Agreement cannot under any circumstance be modified orally, and no agreement shall be effective to waive, change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by both Seller and Purchaser

9.5                                 Confidentiality and Publicity.  (a) Purchaser recognizes, understands and agrees that Purchaser will become aware of certain information regarding the ownership and operation of the Property, including, specifically, without limitation, the information to be provided to Purchaser pursuant to Section 3.1 hereof and the information to be obtained by Purchaser pursuant to Section 3.2 hereof.  Purchaser agrees that, unless required pursuant to a subpoena properly issued by a court of competent jurisdiction, or as may be required in Purchaser’s reasonable opinion to be disclosed in any SEC or other regulatory filings, it shall not disclose any such information to any third party or parties, except to agents, employees or independent contractors advising or assisting Purchaser with the transaction contemplated hereby, potential or actual investors, potential and actual lenders of all or a portion of the Purchase Price; provided that such parties likewise agree or are otherwise bound to keep such information confidential.

(b)                                 Purchaser and Seller each hereby covenants that (i) prior to the Closing neither Purchaser nor Seller shall issue any press release or public statement (a “Release”) with respect to the transaction without the prior written consent of the other party hereto, except to the extent required by applicable law, and (ii) after the Closing, any Release issued by Purchaser or Seller shall be subject to the prior review and approval of the other party hereto (which approval shall not be unreasonably withheld or delayed), except to the extent required by applicable law.  If Purchaser or Seller is required by applicable law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release (other than any SEC filing) to the other party (as appropriate) for its review.

9.6                                 Reporting Requirements.  The Title Company shall serve as the “real estate reporting person” as that term is defined in Section 6045(e) of the Internal Revenue Code of 1986, as amended.  This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby appear in Section 9.3 hereof and Seller, Purchaser and the Title Company agree to retain a copy of this Agreement for a period of four (4) years following the end of the calendar year in which Closing occurs. The provisions of this Section 9.6 shall survive the Closing.

9.7                                 Time of Essence.  Seller and Purchaser agree that time is of the essence with regard to this Agreement.

9.8                                 Business Days.  If any date provided for in this Agreement shall fall on a day which is not a Business Day, the date provided for shall be deemed to refer to the next Business Day.  As used herein, the term “Business Day” shall mean Monday through Friday, excluding bank holidays on which national banking associations are authorized to be closed.

9.9                                 Successors and Assigns. The terms and provisions hereof shall apply to and bind the permitted successors and assigns of the parties hereto.

9.10                           Exhibits and Schedules.  The following schedules or exhibits attached hereto (collectively, the “Exhibits”) shall be deemed to be an integral part hereof:

(a)           Exhibit A – legal description of the Realty;

(b)	Exhibit B – Earnest Money Escrow Agreement;

(c)	Exhibit C – Deed;

(d)	Exhibit D – Bill of Sale;

(e)	Exhibit E – Lease Assignment;

(f)	Exhibit F – FIRPTA Affidavit;

(g)	Exhibit G – Tenant Letter;

(h)	Exhibit H – Tenant Estoppel Certificate; and

(i)	Exhibit I – List of Leases.

9.11                           Entire Agreement.  This Agreement, including the Exhibits and Schedules, contains the entire agreement between Seller and Purchaser pertaining to the transaction contemplated hereby and fully supersedes all prior agreements and understandings between Seller and Purchaser pertaining to such transaction.

9.12                           Further Assurances.  Both Seller and Purchaser agree that it will without further consideration execute and deliver such other documents and take such other actions, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the transaction contemplated hereby. The provisions of this Section 9.12 shall survive Closing.

9.13                           Fees and Expenses.  In the event of any controversy, claim or dispute between Seller and Purchaser affecting or relating to the subject matter or performance of the rights, duties and obligations under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable expenses, including, without limitation, attorneys’ fees, accountants’ fees, court costs and interest.

9.14                           Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one (1) such counterpart in proving the existence, validity or content of this Agreement.

9.15                           Severability.  If any provision hereof is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

9.16                           Section and Exhibit Headings. Section and exhibit headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.

9.17                           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY

OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.18                           Binding Effect.  This Agreement shall not be binding upon either Seller or Purchaser unless and until both Seller and Purchaser have executed this Agreement.

9.19                           Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without regard to the conflicts of laws principles thereof.

9.20                           No Third Party Beneficiary.  The provisions hereof and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions hereof or of the documents to be executed and delivered at Closing.

9.21                           No Recordation. In no event shall this Agreement or any memorandum hereof be recorded by Purchaser or any agent or representative of Purchaser in the public records.  Any such recordation or attempted recordation shall constitute a breach of this Agreement by Purchaser, in which event Seller shall be entitled to terminate this Agreement and receive the Earnest Money from the Title Company and the parties shall have no further liability hereunder, except for any liability that expressly survives termination.

9.22                           Section 1031 Exchange.  Notwithstanding anything to the contrary contained in this Agreement, Seller’s rights under this Agreement may, at any time and without the consent of Purchaser, be assigned to a “qualified intermediary” which Seller selects for the purpose of effecting a tax deferred exchange of the Property for other real property of like kind pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.  No such assignment shall release Seller from liability under this Agreement, and Seller shall remain fully and primarily liable for performance of all Seller obligations under this Agreement, notwithstanding such assignment.  Purchaser shall cooperate in all reasonable respects with Seller and such qualified intermediary in order to effectuate the exchange desired by Seller, but at no expense to and without imposition of any liability or obligation on Purchaser.

9.23                           Effective Date. As used herein, the term “Effective Date” shall mean the date of execution hereof by the last of Seller or Purchaser.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

PURCHASER:

[PURCHASER NAME]

By:	INLAND REAL ESTATE ACQUISITIONS, INC.

	By:	/s/ Edward A. Rowe
	Name:	Edward A. Rowe
	Title:	Authorized Signatory

Date Executed by Purchaser:		Dec. 7, 2004

SELLER:

VV ARIZONA, L.P.

By:	VV USA, LLC,
its General Partner

By:
Name:
Title:

Dated Executed by Seller:

[SIGNATURE PAGE FOR AGREEMENT OF PURCHASE AND SALE]

IN WITNESS WHEREOF, the Purchaser and Seller have executed counterparts of this Agreement on the dates set forth below, to be effective as of the Effective Date.

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:
Name:
Title:

Date Executed by Purchaser:

SELLER:

VV ARIZONA, L.P.

By:	VV USA, LLC,
its General Partner

	By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE] Director

Dated Executed by Seller:		December 1, 2004